PROSPECTUS SUPPLEMENT	Filed Pursuant to 424(b)(3)
(To the Prospectus, dated February 13, 2006)	Registration No. 333-131799

The Home Depot, Inc. is pleased to offer you the opportunity to participate in DepotDirect, a convenient and low-cost stock purchase program available for new investors to make an initial investment in Home Depot common stock and for existing investors to increase their holdings of Home Depot common stock.

Shares of common stock of The Home Depot, Inc. are listed on the New York Stock Exchange under the trading symbol “HD.” On May 23, 2008, the closing price of the common stock was $26.77.

Program highlights include:

•	Purchase Home Depot common stock through a convenient, low-cost method

•	Build your investment over time, starting with as little as $500

•	Purchase shares directly through the Internet or by check

•	Arrange to have your Home Depot dividends automatically reinvested

•	Authorize automatic monthly investments in Home Depot common stock from your checking or savings account

•	Invest up to $250,000 per year

Program Documents

The program is described in two documents. The first document is this prospectus supplement, which updates and changes certain information about the Company and DepotDirect. The second document is the accompanying prospectus, which provides additional detailed information about DepotDirect. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus (or any document incorporated by reference), the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus, as well as additional information incorporated by reference.

This prospectus supplement and the accompanying prospectus relate to 6,500,000 shares of Home Depot common stock, par value $.05 per share, to be offered for purchase under DepotDirect.

Please read this prospectus supplement and the accompanying prospectus carefully and keep them and any future investment statements for your reference. If you have any questions about DepotDirect, please call Computershare Trust Company, N.A., the Program Administrator, toll free at 1-800-577-0177, 24 hours a day, seven days a week. Customer service representatives are available between the hours of 9:00 A.M. and 5:00 P.M. Eastern Time, Monday through Friday.

Shares of Home Depot common stock are not insured or protected by any governmental agency, and involve investment risk, including the possible loss of principal. In addition, dividends may be reduced or eliminated.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus supplement and the accompanying prospectus or determined if this prospectus supplement and the accompanying prospectus are accurate or adequate. Any representation to the contrary is a criminal offense.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell securities or a solicitation of an offer to buy securities in any state or country where such is not permitted. To the extent required by applicable law in certain jurisdictions, shares offered through DepotDirect are offered only through a registered broker-dealer in those jurisdictions.

The date of this Prospectus Supplement is May 27, 2008.

PROSPECTUS SUPPLEMENT

PROSPECTUS

We have updated certain information contained in the prospectus and have added, effective June 19, 2008, the ability of participants to sell shares through market order sales. Specifically, the sections entitled “The Company”, “Special Note Regarding Forward-Looking Statements and Other Factors”, “Where You Can Find More Information”, “Incorporation of Information We File With The SEC” and Questions 1, 7, 8, 10, 12, 14, 20, 23, 24, 25, 26, 27 and 28 in the prospectus are superseded in their entirety with the following:

THE COMPANY

The Home Depot, Inc. is the world’s largest home improvement retailer and the second largest retailer in the United States (“U.S.”), based on Net Sales for the fiscal year ended February 3, 2008 (“Fiscal 2007”). As of the end of Fiscal 2007, we were operating 2,234 stores, most of which are The Home Depot stores.

The Home Depot stores sell a wide assortment of building materials, home improvement and lawn and garden products and provide a number of services. The Home Depot stores average approximately 105,000 square feet of enclosed space, with approximately 23,000 additional square feet of outside garden area. As of the end of Fiscal 2007, we had 2,193 The Home Depot stores located throughout the U.S. (including the territories of Puerto Rico, the Virgin Islands and Guam), Canada, China and Mexico. In addition, at the end of Fiscal 2007, the Company operated 34 EXPO Design Center stores, two THD Design Center stores and five Yardbirds stores.

On August 30, 2007, we closed the sale of HD Supply. We received net proceeds of $8.3 billion and recognized a loss of $4 million, net of tax, for the sale of the business. In connection with the sale, we purchased a 12.5% equity interest in the newly formed HD Supply for $325 million and guaranteed a $1.0 billion senior secured loan of HD Supply.

The Home Depot, Inc. is a Delaware corporation that was incorporated in 1978. Our Store Support Center (corporate office) is located at 2455 Paces Ferry Road, N.W., Atlanta, Georgia 30339. Our telephone number is (770) 433-8211.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER FACTORS

Certain statements regarding our future performance made in this prospectus supplement and the accompanying prospectus are forward-looking statements. Forward-looking statements may relate to such matters as net sales growth, comparable store sales, impact of cannibalization, state of the residential construction and housing markets, state of the home improvement market, commodity price inflation and deflation, implementation of store initiatives, continuation of reinvestment plans, protection of intellectual property rights, net earnings performance, earnings per share, stock-based compensation expense, store openings and closures, capital allocation and expenditures, liquidity, the effect of adopting certain accounting standards, return on invested capital, management of our purchasing or customer credit policies, the planned recapitalization of the Company, timing of the completion of such recapitalization, the ability to issue debt securities on terms and at rates acceptable to us and the demand for our products and services.

Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events. You are cautioned not to place undue reliance on our forward-looking statements. Such statements are subject to future events, risks and uncertainties – many of which are beyond our control or are currently unknown to us – as well as potentially inaccurate assumptions, that could cause actual results to differ materially from our expectations and projections. Some of the material risks and uncertainties that could cause actual results to differ materially from our expectations and projections are described in Item 1A, “Risk Factors” of our Annual Report on Form 10-K as filed on April 3, 2008 (“Form 10-K”). You should read such information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 and our Financial Statements and related notes in Item 8 of our Form 10-K. We note such information for investors as permitted by the Private Securities Litigation Reform Act of 1995. There also may be other factors that we cannot anticipate or that are not described in this prospectus supplement and the accompanying prospectus, generally because we do not perceive them to be material. Such factors could cause results to differ materially from our expectations.

Forward-looking statements speak only as of the date they are made, and we do not undertake to update such statements. You are advised, however, to review any further disclosures we make on related subjects in our periodic filings with the Securities and Exchange Commission (“SEC”). See “Where You Can Find More Information” in the prospectus and “Incorporation of Information We File With the SEC” in this prospectus supplement.

1.	What is DepotDirect?

DepotDirect is a convenient and low-cost stock purchase program available for new investors to make an initial investment in Home Depot common stock and for existing investors to increase their holdings. Participants will have their dividends automatically reinvested in Home Depot common stock. Participants may also elect to make optional cash investments through the Program Administrator, Computershare Trust Company, N.A.

Participation in DepotDirect is voluntary and we give no advice regarding your decision to join the program. However, if you decide to participate, an enrollment form and reply envelope are enclosed for your convenience. In addition, enrollment forms are also available, and may be completed, online. You can access these services through the shareholder services section of Home Depot’s website, ir.homedepot.com, or at Computershare’s website, www.computershare.com/investor.

7.	I am not currently a Home Depot shareholder. How do I enroll in the program?

If you do not currently own any Home Depot common stock and you wish to become a shareholder and a participant in DepotDirect, you may join the program by using one of the following methods.

Internet

Go to www.computershare.com/investor and follow the instructions provided for opening a Home Depot shareholder account. You will be asked to complete an online enrollment form and to submit an initial investment. To make your initial investment, you may (a) authorize a one-time deduction from your U.S. bank account for at least $500 up to a maximum of $250,000, or (b) establish an automatic monthly deduction from your U.S. bank account for a minimum of $50 for at least 10 consecutive months.

Mail

Complete the enclosed enrollment form and return it, along with your initial investment, to the address provided. To make your initial investment, you may (a) enclose a check for a minimum of $500 up to a maximum of $250,000, made payable to “Computershare – Home Depot”, or (b) authorize an automatic monthly deduction from your U.S. bank account for a minimum of $50 for at least 10 consecutive months (an automatic investment application is provided on the reverse side of the enrollment form).

All money must be in U.S. funds and drawn on a U.S. bank. Cash, money orders, traveler’s checks and third party checks will not be accepted.

Additional enrollment materials can be obtained by calling 1-877-437-4273. Please note that a one-time initial investment fee of $5 will be deducted from your initial investment amount. See Question 8 in this prospectus supplement for a complete summary of the fees associated with the program.

8.	Are there fees associated with participation?

Computershare will deduct a service charge for each transaction made for you, whether the transaction is a reinvestment of dividends, a purchase of shares or a sale of shares held through DepotDirect. For subsequent purchases and dividend reinvestments, that service charge is 5% of the amount of your investment, up to a maximum of $2.50 per transaction. In addition, you will be charged your proportionate share of processing fees on each purchase transaction. Such fees include the applicable brokerage commissions Computershare is required to pay. Your share of brokerage commissions on small transactions may be less than usual since Computershare will buy or sell shares in volume for all participants.

If you ask Computershare to sell some or all of your shares, you can choose to sell through a market order or batch order sale. For a batch order sale, you will be charged an administrative service charge of $15, plus your share of processing fees which include the applicable brokerage commissions Computershare is required to pay. Alternately, if you ask Computershare to sell some or all of your shares through a market order sale, you will be charged an administrative service charge of $25, plus your share of processing fees which include the applicable brokerage commissions Computershare is required to pay.

The fees associated with enrollment and participation in the program are summarized in the chart below:

	Costs to the Participant
	One Time Fee	Service Charge	Processing Fees (including brokerage commissions)
Initial Investment Fee for First-Time Investors	$5, deducted directly from the initial investment received	None	$0.05 per share

Subsequent Purchases and Dividend Reinvestments	None	5% of investment, up to a maximum of $2.50	$0.05 per share

Batch Order Sales	None	$15	$0.15 per share

Market Order Sales	None	$25	$0.15 per share

Insufficient Funds	$25, see Question 17 in the accompanying prospectus for more information	None	None

These fees are subject to change at any time upon written notification to you. Any change in fees applies to all transactions in your program account that occur after the effective date of the change.

10.	How do I make an additional investment?

You may make optional cash investments by choosing among the following three options:

•

Check Investment. You may make optional cash investments by sending to Computershare, the Program Administrator, a check for the purchase of additional shares. The check must be made payable to “Computershare – Home Depot”, drawn on a U.S. bank and payable in U.S. dollars. If you are not in the United States, contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. All checks should be sent to Computershare at the address listed on the tear-off form attached to each statement you receive, or, if making an investment when enrolling, with the enrollment form to the address provided in Question 27 in this prospectus supplement. Computershare will not accept cash or third party checks.

•

Automatic Investment from a Bank Account. You may elect to have funds automatically withdrawn every month from your checking or savings account at a qualified financial institution. You may elect the automatic cash withdrawal option online at www.computershare.com/investor or by completing and returning an automatic debit enrollment form, along with a voided blank check or a checking or savings account deposit slip. Please allow 4 to 6 weeks for the first investment to be initiated.

Once initiated, automatic monthly deductions will continue at the level you set until you change your instruction by notifying Computershare. You may change the amount of money or terminate the automatic monthly withdrawal of funds by going to www.computershare.com/investor, calling Computershare directly at 1-800-577-0177 or by completing and submitting a new automatic debit enrollment form. To be effective for a particular month, Computershare must receive your request at least seven business days prior to the applicable debit date.

•

Online Investments. You may make optional cash investments online through the shareholder services section of Home Depot’s website, www.homedepot.com, or at Computershare’s website, www.computershare.com/investor. In order to purchase shares online, you must authorize the withdrawal of funds from your bank account.

See Question 14 in the accompanying prospectus for information regarding investment dates.

12.	What transactions can I conduct through Computershare’s online services?

Computershare offers you a convenient way to invest online, without having to send in any forms or checks by mail. Through Computershare’s online services, you may:

•	Enroll in DepotDirect;

•	Authorize a one-time withdrawal of funds from your U.S. bank account to make your initial investment or to purchase additional shares of Home Depot common stock;

•	Establish automatic monthly investments;

•	Change your dividend reinvestment election;

•	Review your transaction history and position summary;

•	Change or terminate automatic monthly investments;

•	Request certificates;

•	Arrange for online sales of some or all of your shares;

•	Download enrollment and other forms;

•	Update personal information;

•	Receive transaction confirmations via email; and

•	Arrange to receive Home Depot annual reports and other materials over the Internet.

You can access these services through the shareholder services section of Home Depot’s website, www.homedepot.com, or at Computershare’s website, www.computershare.com/investor. Participation in DepotDirect through the Internet is entirely voluntary.

If you are currently a Home Depot shareholder, you will need your account number, social security number and password to access your account online.

14.	When will shares be purchased under the program?

General. Computershare will attempt to buy Home Depot common stock in the open market through a registered broker-dealer at least twice each week, typically each Tuesday and Thursday.

•

If you are investing by mail. Computershare must receive your physical check at least two business days prior to an investment date. Optional cash investments not received before the applicable investment date deadline will be applied to purchase shares on the following investment date.

•	If you are investing online, please refer to your confirmation page for the estimated debit and investment date for your one-time deduction.

Computershare will commingle all funds received from participants. If the Tuesday of Thursday is not a day on which the New York Stock Exchange is open, then the investment will occur on the next business day. Once you have placed your order, you may not request a cash refund or otherwise change your order. No interest will be paid on funds pending investment held by Computershare.

Automatic Monthly Withdrawals. If you elect to make monthly investments through automatic withdrawals from your bank account, your bank account will be debited on the 25th of each month. If the 25th of the month is not a business day, then your account will be debited on the next business day. Automatic investment funds will be held by Computershare for two business days before being invested on the first investment date thereafter. For example, assuming that each day in this example is business day, if the debit date is a Friday, then your investment date would be on Tuesday, the 29th.

Dividend Reinvestments. Computershare will combine the dividend funds of all program participants whose dividends are automatically reinvested and will generally invest such dividend funds on the dividend payment date (and any succeeding trading days necessary to complete the order). If the dividend payment date falls on a day the New York Stock Exchange is not open, then the investment will occur on the next business day. In addition, if the dividend is payable on a day that cash is to be invested, dividend funds may be commingled with any pending cash investments and a combined order may be executed.

20.	How may I receive a stock certificate?

You may obtain a certificate (at no cost) for some or all of your whole shares at any time by requesting Computershare to withdraw shares from your DepotDirect account. You may make such a request by going to www.computershare.com/investor, calling Computershare directly at 1-800-577-0177 or by using the tear-off form attached to the account statement.

Certificates are normally issued to participants within five business days after receipt of the request. Issuing a certificate for shares held in your DepotDirect account does not affect the automatic reinvestment of your dividends unless you withdraw all of the shares held in your DepotDirect account. Please refer to Question 26 in this prospectus supplement for instructions on closing your DepotDirect account. No certificates will be issued for fractional shares of common stock; instead, the then current market value of any fractional share sold, less any processing fee, will be paid in cash.

23.	How may I sell shares I hold through the program?

You can sell some or all of the shares held in your DepotDirect account by contacting Computershare. You have two choices when making a sale, depending on how you submit your sale request, as follows:

•

Market Order: You will have the ability to sell your shares by market order effective June 19, 2008. A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through Investor Centre or by calling Computershare directly at 1-800-577-0177. Market order sale requests received at www.computershare.com through Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by Computershare’s broker, less a service charge of $25 and applicable processing fees.

•

Batch Order: A batch order is an accumulation of all sales requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by Computershare will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available at www.computershare.com/investor through Investor Centre, by calling Computershare directly at 1-800-577-0177 or in writing. All sales requests received in writing will be submitted as batch order sales. Computershare will cause your shares to be sold on the open market within five business days of receipt of your request. To maximize cost savings for batch order sale requests, Computershare will seek to sell shares in round lot transactions. For this purpose Computershare may combine each selling program participant’s shares with those of other selling program participants. In every case of a batch order sale, the price to each selling program participant shall be the weighted average sale price obtained by Computershare’s broker for each aggregate order placed by Computershare and executed by the broker, less a service charge of $15 and applicable processing fees. Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled.

If the dollar value of the sale is expected to be equal to or less than $100,000, you may contact Computershare online at www.computershare.com/investor or you may call Computershare directly at 1-800-577-0177. If the dollar value of the sale is expected to exceed $100,000, you must submit your request in writing. You can do this by completing and submitting the tear-off portion of the account statement.

Computershare reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the program are sold and no one, other than Computershare, will select the broker(s) or dealer(s) through or from whom sales are to be made.

You should be aware that the price of Home Depot common stock may rise or fall during the period between a request for sale, its receipt by Computershare and the ultimate sale on the open market. Instructions sent to Computershare to sell shares are binding and may not be rescinded. If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a broker.

24.	Can I transfer shares that I hold in the program to someone else?

Yes. You may transfer ownership of some or all of your shares held through DepotDirect. You may call Computershare at 1-800-577-0177 for complete transfer instructions or go to www.computershare.com/investor to download the appropriate materials. You will be asked to send Computershare written transfer instructions and your signature must be “Medallion Guaranteed” by a financial institution. Most banks and brokers participate in the Medallion Guarantee Program. The Medallion Guarantee Program ensures that the individual signing is in fact the owner of the shares to be transferred. A notary is not sufficient.

You may transfer shares to new or existing Home Depot shareholders. However, a new DepotDirect account will not be opened for a transferee as a result of a transfer of less than one full share.

25.	I’ve just moved. How can I request a change of address or update other personal data?

It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data, please call Computershare at 1-800-577-0177 or write to them at the address provided in Question 27 in this prospectus supplement. You can also update your personal data through Computershare’s online services at www.computershare.com/investor.

26.	How may I modify or close my DepotDirect account?

•	Changing your reinvestment option to “Reinvest All Your Dividends.”

Program participants who previously elected not to reinvest their dividends may elect to begin reinvestment at any time. Such requests can be made online, over the telephone or in writing. By changing your option, Computershare will apply all of your dividends on Home Depot common stock toward the purchase of more shares of Home Depot common stock. In order to be effective for a particular dividend, Computershare must receive your request on or prior to the record date associated with such dividend. If your request is received after the record date, your dividend will not be reinvested. Instead, you will either receive your dividend by check or by a direct deposit into your bank account consistent with your previous election. Your election to fully reinvest your dividend will be effective for each dividend subsequently declared. Record dates are usually 10 business days prior to dividend payment dates.

•	Closing your DepotDirect account.

You may close your DepotDirect account by:

(a)	Requesting Computershare to move your whole shares in book-entry form into the Direct Registration System, or DRS. The DRS allows you to maintain your whole shares in book-entry form on the records of Home Depot. Shares held in book-entry have all the traditional rights and privileges as shares held in certificate form. If you move all of your shares into DRS, no fractional shares will be moved into DRS. Instead, a check will be issued for the then current market value of any fractional share, less any applicable processing fees.

(b)	Requesting Computershare to issue a stock certificate for all of your whole shares and a check for the value of any fractional share.

(c)	Requesting Computershare to sell the shares held in your program account on the open market through a batch order sale or a market order sale and remit you a check for the proceeds for all full and fractional shares, less a service charge of $15 or $25 respectively, and applicable processing fees. See Question 23 in this prospectus supplement for additional information on sales.

In order to be effective for a particular dividend, Computershare must receive a request to close your DepotDirect account at least five business days prior to the dividend payment date.

27.	Who administers DepotDirect? How do I contact them?

Computershare Trust Company, N.A. is the Program Administrator. Computershare directs the purchase of Home Depot common stock acquired under DepotDirect, holds such shares of common stock, keeps records, sends statements of account activity to participants and performs other related duties.

You may contact Computershare by:

•	Internet: www.computershare.com/investor

•	Telephone: 1-800-577-0177

•	Mail: DepotDirect

          c/o Computershare

          P.O. Box 43078

          Providence, RI 02940-3078

Customer service representatives are available between the hours of 9:00 A.M. and 5:00 P.M. Eastern Time, Monday through Friday.

28.	What reports will I receive?

Easy to read statements of your calendar year-to-date account activity will be sent to you promptly after the settlement of each transaction, which will simplify your record keeping. Each statement will show the amount invested, the purchase or sale price, the number of shares purchased or sold and the applicable service charges, as well as any activity associated with share deposits, transfers or withdrawals. For market order sales, the time of the sale will be provided. These statements are a record of your program account activity and identify your cumulative share position. Please notify Computershare promptly if your address changes.

In addition, you will receive copies of the same communications sent to all other holders of Home Depot common stock, such as annual reports and proxy statements. You will also receive any Internal Revenue Service information returns, if required. If you prefer, you may consent to receive Home Depot materials electronically over the Internet. Instead of receiving materials by mail, you will receive an electronic notice to the e-mail address of record, notifying you of the availability of Home Depot materials and instructing you on how to view and act on them. In addition, you can review your current account status, program options and transaction history online at any time at www.computershare.com/investor.

Please retain all transaction statements for tax purposes as there may be a fee for reconstructing past history.

WHERE YOU CAN FIND MORE INFORMATION

Home Depot files annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and may also be accessed through our website at ir.homedepot.com. You may also read and copy any document we file with the SEC at the SEC’s following public reference facilities:

Public Reference Room	New York Regional Office	Chicago Regional Office
100 F Street, N.E.	233 Broadway	175 W. Jackson Boulevard
Room 1580	New York, New York	Suite 900
Washington, D.C. 20549	10279	Chicago, IL 60604

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus supplement and the accompanying prospectus constitute part of a registration statement on Form S-3 filed by Home Depot under the Securities Act of 1933. As allowed by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information you can find in the registration statement or the exhibits to the registration statement.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” in this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

•	we can disclose important information to you by referring you to those documents; and

•

information that we file with the SEC will automatically update and supersede the information in this prospectus supplement and the accompanying prospectus and any information that was previously incorporated.

We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

(1)	our Annual Report on Form 10-K for the year ended February 3, 2008, filed April 3, 2008; and

(2)	the section entitled “Description of Common Stock” in our Form 8-A, filed on August 24, 1981.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement:

•	reports filed under Section 13(a) and (c) of the Exchange Act;

•	definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders’ meeting; and

•	any reports filed under Section 15(d) of the Exchange Act.

Please note that we will not incorporate by reference into this prospectus supplement and the accompanying prospectus any information furnished to the SEC after the date of this prospectus supplement.

You can obtain any of the filings incorporated by reference in this document through us, or from the SEC through the SEC’s web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in the prospectus and this prospectus supplement. You can obtain documents incorporated by reference in the prospectus and this prospectus supplement by requesting them in writing or by telephone from us at the following address:

The Home Depot, Inc.

2455 Paces Ferry Road, N.W.

Atlanta, Georgia 30339-4024

Attention: Investor Relations

Telephone: 770-384-4388

PROSPECTUS

The Home Depot, Inc. is pleased to offer you the opportunity to participate in DepotDirect, a convenient and low-cost stock purchase program available for new investors to make an initial investment in Home Depot common stock and for existing investors to increase their holdings of Home Depot common stock.

Shares of Common Stock of The Home Depot, Inc. are listed on the New York Stock Exchange under the trading symbol “HD.” On February 9, 2006, the closing price of the common stock was $39.05.

Program highlights include:

•	Purchase Home Depot common stock through a convenient, low-cost method

•	Build your investment over time, starting with as little as $500

•	Purchase shares directly through the Internet or by check

•	Arrange to have your Home Depot dividends automatically reinvested

•	Authorize automatic monthly investments in Home Depot common stock from your checking or savings account

•	Invest up to $250,000 per year

This prospectus relates to 6,500,000 shares of Home Depot common stock, par value $.05 per share, to be offered for purchase under DepotDirect.

Please read this prospectus carefully and keep it and any future investment statements for your reference. If you have any questions about DepotDirect, please call Computershare Trust Company, N.A., a wholly-owned subsidiary of Computershare Shareholder Services, Inc., the Program Administrator, toll free at 1-800-577-0177, 24 hours a day, seven days a week. Customer service representatives are available between the hours of 9:00 A.M. and 5:00 P.M. Eastern Time, Monday through Friday.

Shares of Home Depot common stock are not insured or protected by any governmental agency, and involve investment risk, including the possible loss of principal. In addition, dividends may be reduced or eliminated.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state or country where the offer or sale is not permitted. To the extent required by applicable law in certain jurisdictions, shares offered through DepotDirect are offered only through a registered broker-dealer in those jurisdictions.

The date of this Prospectus is February 13, 2006.

THE COMPANY

The Home Depot, Inc. is the world’s largest home improvement retailer and the second largest retailer in the United States, based on net sales for the fiscal year ended January 30, 2005. As of January 29, 2006, we were operating 2,042 stores. Most of our stores are Home Depot® stores. A description of our Home Depot stores, The Home Depot Supply and our other store formats follows.

Home Depot stores sell a wide assortment of building materials, home improvement and lawn and garden products and provide a number of services. Home Depot stores average approximately 105,000 square feet of enclosed space, with approximately 23,000 additional square feet of outside garden area. As of January 29, 2006, we had 1,984 Home Depot stores located throughout the United States (including the territories of Puerto Rico and the Virgin Islands), Canada and Mexico.

In addition to Home Depot stores, we have a store format that sells products and services primarily for home decorating and remodeling projects called Expo Design Center and two store formats focused on professional customers called The Home Depot Supply and Home Depot Landscape Supply. As of January 29, 2006, we were operating 34 Expo Design Center stores, three The Home Depot Supply stores and 11 Home Depot Landscape Supply stores. We also have two The Home Depot Floor Stores located in Texas and Florida that primarily sell flooring products.

The Home Depot Supply distributes products and sells installation services primarily to professional business contractors, businesses and municipalities. The Home Depot Supply operates in the following three primary areas:

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Maintenance, Repair and Operations (“MRO”) supplies maintenance, repair and operating products primarily to multi-family housing, hospitality and lodging facilities. Included under MRO are National Waterworks, Inc. and Apex Supply Company, Inc. National Waterworks provides a wide range of water and wastewater related products and services through 137 branches in 36 states. Apex Supply is a wholesale supplier of plumbing, HVAC, appliances and other related professional products with 24 locations in the Southeast. MRO also distributes its products through 20 distribution centers located in 14 states.

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Builder provides products and arranges installation services for production home builders through 37 Creative Touch Interiors locations in 14 states. Builder also includes Williams Bros. Lumber Company, LLC, a supplier of lumber and building materials to home builders through 16 branches in Georgia.

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Professional Supply includes various brands, including White Cap and Contractor’s Warehouse. White Cap distributes specialty hardware, tools and materials to construction contractors through 103 branches in 23 states. Contractor’s Warehouse caters to small contractors and remodeling tradesmen through eight stores located in California.

On January 9, 2006, we entered into a definitive merger agreement to acquire Hughes Supply, Inc., a leading distributor of construction, repair and maintenance products, for aggregate consideration of approximately $3.47 billion. We expect that Hughes Supply will be part of The Home Depot Supply.

The Home Depot, Inc. is a Delaware corporation that was incorporated in 1978. Our Store Support Center (corporate office) is located at 2455 Paces Ferry Road, N.W., Atlanta, Georgia 30339. Our telephone number is 770-433-8211. The telephone number for the Investor Relations Department is 770-384-2387.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER FACTORS

Certain statements we make in this prospectus or in documents incorporated by reference into this prospectus, including any statements related to Net Sales growth, increases in comparable store sales, impact of cannibalization, commodity price inflation and deflation, implementation of store initiatives, Net Earnings performance, including Depreciation expense, earnings per share, stock-based compensation expense, store openings and closures, capital allocation and expenditures, the effect of adopting certain accounting standards, future financial reporting, financing, margins, return on invested capital, operations after the closing of the merger with Hughes Supply, Inc. (“Hughes”), the timing and certainty of closing of the merger with Hughes, the accounting and financial impact of the merger with Hughes, strategic direction and the demand for our products and services, constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on currently available information and are based on our current expectations and projections about future events. These statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and expectations. These risks and uncertainties include, but are not limited to:

•	economic conditions in North America;

•	changes in our cost structure;

•	the availability of sourcing channels consistent with our strategy of differentiation;

•	conditions affecting new store development, such as our ability to find suitable store locations and obtain all required permits;

•	conditions affecting customer transactions and average ticket, including, but not limited to, weather conditions;

•	the success of our technology initiatives in improving operations and customers’ in-store experience;

•	our ability to identify and respond to evolving trends in demographics and consumer preferences;

•	our ability to design stores that appeal to customers;

•	the costs of redesigning stores in light of evolving customer expectations;

•	the success of new store formats;

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the relative success of our expansion strategy, including our ability to identify acquisition opportunities, particularly in markets outside the United States, and our ability to complete acquisitions on financially attractive terms and integrate them with our other businesses (including the merger with Hughes);

•	our ability to create appropriate distribution channels for key sales platforms;

•	our ability to successfully execute our online strategy;

•	our ability to attract, train and retain highly-qualified associates;

•	the impact of new accounting standards;

•	the impact of competition; and

•	decisions by management related to possible asset impairments, regulation and litigation matters.

Undue reliance should not be placed on such forward-looking statements as they speak only as of the date made and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Additional information regarding these and other risks and uncertainties is contained in our periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 30, 2005, which is incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Information We File With the SEC” in this prospectus.

INFORMATION ABOUT DEPOTDIRECT

The following questions and answers explain and constitute DepotDirect.

1.	What is DepotDirect?

DepotDirect is a convenient and low-cost stock purchase program available for new investors to make an initial investment in Home Depot common stock and for existing investors to increase their holdings. Participants in the program will have their dividends automatically reinvested in Home Depot common stock. Participants may also elect to make optional cash investments through the Program Administrator, Computershare Trust Company, N.A.

Participation in DepotDirect is voluntary and we give no advice regarding your decision to join the program. However, if you decide to participate, an enrollment form and reply envelope are enclosed for your convenience. In addition, enrollment forms are also available, and may be completed, online. You can access these services through the shareholder services section of Home Depot’s website, www.homedepot.com, or at Computershare’s website, www.computershare.com/equiserve.

2.	What options are available under the program?

DepotDirect allows participants to:

•	Make initial investments in Home Depot common stock through the program;

•	Have their common stock dividends automatically reinvested in additional shares of Home Depot common stock; and

•	Make additional cash investments in Home Depot common stock, including the option to make automatic monthly purchases by authorizing deductions from a designated checking or savings account.

Please refer to Question 8 for details on fees to be paid by participants, to Question 9 for additional information regarding dividend payment options and Question 10 for further information regarding the methods of making additional cash investments.

Please retain all transaction statements for your records. The statements contain important tax and other information.

3.	Who is eligible to participate in DepotDirect?

All U.S. citizens are eligible to participate in DepotDirect, whether or not they are currently shareholders of Home Depot.

4.	Can non-U.S. citizens participate in DepotDirect?

Yes. If you are not a U.S. citizen, you can participate in DepotDirect, provided there are no laws or governmental regulations that would prohibit you from participating or laws or governmental regulations that would affect the terms of the program. Home Depot reserves the right to terminate the participation of any shareholder if it deems it advisable under any foreign laws or regulations.

5.	How does a Home Depot shareholder enroll in DepotDirect?

If you are already a Home Depot shareholder of record (that is, if you own shares that are registered in your name, not your broker’s), you may join the program by accessing and completing an enrollment form online, calling Computershare directly at 1-800-577-0177 or completing and returning the enclosed enrollment form. See Question 12 for further information regarding online services.

6.	I already own shares, but they are held by my bank or broker and registered in “street name.” How can I participate in the program?

If your shares of Home Depot common stock are registered in the name of a bank, broker or other nominee, you must arrange for that bank, broker or nominee to register at least one share directly in your name in order to be eligible to participate. Once shares are registered in your name, you can enroll in DepotDirect as described in Question 5. Please note that enrollment will only apply to the number of shares registered in your name. Alternatively, you may enroll in the program in the same manner as someone who is not currently a Home Depot shareholder, as described in Question 7.

7.	I am not currently a Home Depot shareholder. How do I enroll in the program?

If you do not currently own any Home Depot common stock and you wish to become a shareholder and a participant in DepotDirect, you may join the program by using one of the following methods.

Internet

Go to www.computershare.com/equiserve and follow the instructions provided for opening a Home Depot shareholder account. You will be asked to complete an online enrollment form and to submit an initial investment. To make your initial investment, you may (a) authorize a one-time deduction from your U.S. bank account for at least $500 up to a maximum of $250,000, or (b) establish an automatic monthly deduction from your U.S. bank account for a minimum of $50 for at least 10 consecutive months.

Mail

Complete the enclosed enrollment form and return it, along with your initial investment, to the address provided. To make your initial investment, you may (a) enclose a check for a minimum of $500 up to a maximum of $250,000, made payable to “Computershare – Home Depot”, or (b) authorize an automatic monthly deduction from your U.S. bank account for a minimum of $50 for at least 10 consecutive months (an automatic investment application is provided on the reverse side of the enrollment form).

All money must be in U.S. funds and drawn on a U.S. bank. Cash, money orders, traveler’s checks and third party checks will not be accepted.

Additional enrollment materials can be obtained by calling 1-877-437-4273. Please note that a one-time initial investment fee of $5 will be deducted from your initial investment amount. See Question 8 in this prospectus for a complete summary of the fees associated with the program.

8.	Are there fees associated with participation?

Computershare will deduct a service charge for each transaction made for you, whether the transaction is a reinvestment of dividends, a purchase of shares or a sale of shares held through DepotDirect. For subsequent purchases and dividend reinvestments, that service charge is 5% of the amount of your investment, up to a maximum of $2.50 per transaction. In addition, you will be charged your proportionate share of processing fees on each purchase transaction. Such fees include the applicable brokerage commissions Computershare is required to pay. Your share of brokerage commissions on small transactions may be less than usual since Computershare will buy or sell shares in volume for all participants and that commission savings will be passed on to each participant.

If you ask Computershare to sell some or all of your shares, you will be charged an administrative service charge of $10, plus your share of processing fees which include the applicable brokerage commissions Computershare is required to pay.

The fees associated with enrollment and participation in the program are summarized in the chart below:

Costs to the Participant
	One Time Fee	Service Charge	Processing Fees (including brokerage commissions)
Initial Investment Fee for First-Time Investors	$5, deducted directly from the initial investment received	None	Historically, $0.05 per share

Subsequent Purchases and Dividend Reinvestments	None	5% of investment, up to a maximum of $2.50	Historically, $0.05 per share

Sales	None	$10	Historically, $0.15 per share

Insufficient Funds	$25, see Question 17 for more information	None	None

These fees are subject to change at any time upon written notification to you. Any change in fees applies to all transactions in your program account that occur after the effective date of the change.

9.	What are the dividend payment options?

Investors electing to participate in DepotDirect on or after February 1, 2006 will be automatically enrolled in full dividend reinvestment. In full dividend reinvestment, Computershare will apply all of your dividends on Home Depot common stock, less any applicable withholding taxes, toward the purchase of more shares of Home Depot common stock.

Computershare will begin to reinvest your dividends automatically on the next dividend payable date after Computershare receives your fully completed enrollment form and initial investment. If your completed enrollment form and initial investment arrive after the record date, reinvestment may not begin until the following dividend.

Investors who were program participants prior to February 1, 2006 will maintain their then current dividend reinvestment option. Program participants that previously elected not to have their dividends automatically reinvested may elect to begin having their dividends automatically reinvested at any time by completing and submitting a new enrollment form online or through the mail, or by contacting Computershare directly at 1-800-577-0177. Program participants whose dividends are currently automatically reinvested may not elect to receive their dividends in cash. If you notify Computershare of your election to automatically reinvest your dividends after the record date, reinvestment may not begin until the following dividend. See Question 26 for further information about changing your dividend reinvestment option.

10.	How do I make an additional investment?

You may make optional cash investments by choosing among the following three options:

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Check Investment. You may make optional cash investments in Home Depot common stock by sending to Computershare, the Program Administrator, a check for the purchase of additional shares. The check must be made payable to “Computershare – Home Depot”, drawn on a U.S. bank and payable in U.S. dollars. If you are not in the United States, contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. All checks should be sent to Computershare at the address listed on the tear-off form attached to each statement you receive, or, if making an investment when enrolling, with the enrollment form to the address provided in Question 27. Computershare will not accept cash or third party checks.

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Automatic Investment from a Bank Account. You may elect to have funds automatically withdrawn every month from your checking or savings account at a qualified financial institution. You may elect the automatic cash withdrawal option online at www.computershare.com/equiserve or by completing and returning an automatic debit enrollment form, along with a voided blank check or a checking or savings account deposit slip. Please allow 4 to 6 weeks for the first investment to be initiated.

Once initiated, automatic monthly deductions will continue at the level you set until you change your instruction by notifying Computershare. You may change the amount of money or terminate the automatic monthly withdrawal of funds by going to www.computershare.com/equiserve, calling Computershare directly at 1-800-577-0177 or by completing and submitting a new automatic debit enrollment form. To be effective for a particular month, Computershare must receive your request at least seven business days prior to the applicable debit date.

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Online Investments. You may make optional cash investments online through the shareholder services section of Home Depot’s website, www.homedepot.com, or at Computershare’s website, www.computershare.com/equiserve. In order to purchase shares online, you must authorize the withdrawal of funds from your bank account.

See Question 14 for information regarding investment dates.

11.	What are the minimum and maximum amounts for optional cash investments?

In addition to increasing your holdings of Home Depot common stock through the reinvestment of dividends, you may make optional cash investments in Home Depot common stock. Each additional investment must be for a minimum of $50, subject to a maximum of $250,000 per year. Whether participating through the use of a personal check, through the online investment feature or through automatic monthly investments, the $50 minimum and $250,000 annual maximum apply.

If you are not a registered shareholder and are a first-time investor in DepotDirect, your initial investment must be for at least $500 and cannot exceed the $250,000 annual maximum.

For purposes of applying the $250,000 annual maximum, Computershare will combine all investments, including initial and additional optional cash and automatic monthly deductions, but will exclude dividend reinvestments. All optional cash must be payable in U.S. dollars and drawn on a U.S. bank.

12.	What transactions can I conduct through Computershare’s online services?

Computershare offers you a convenient way to invest in Home Depot common stock completely online, without having to send in any forms or checks by mail. Through Computershare’s online services, you may:

•	Enroll in DepotDirect;

•	Authorize a one-time withdrawal of funds from your U.S. bank account to make your initial investment or to purchase additional shares of Home Depot common stock;

•	Establish automatic monthly investments;

•	Change your dividend reinvestment election;

•	Review your transaction history and position summary;

•	Change or terminate automatic monthly investments;

•	Request certificates;

•	Arrange for online sales of some or all of your shares;

•	Download enrollment and other forms;

•	Update personal information;

•	Receive transaction confirmations via email; and

•	Arrange to receive Home Depot annual reports and other materials over the Internet.

You can access these services through the shareholder services section of Home Depot’s website, www.homedepot.com, or at Computershare’s website, www.computershare.com/equiserve. Participation in DepotDirect through the Internet is entirely voluntary.

If you are currently a Home Depot shareholder, you will need your account number, social security number and password to access your account online.

13.	What is the source of Home Depot common stock purchased through the program?

Shares are usually purchased in the open market through a registered broker-dealer; however, at Home Depot’s option, newly issued or treasury shares may be purchased directly from Home Depot. Share purchases in the open market may be made on any stock exchange where Home Depot common stock is traded or by negotiated transactions on such terms as Computershare may reasonably determine. Neither Home Depot nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by Computershare and no one, other than Computershare, may select the broker or dealer through or from whom purchases are to be made.

14.	When will shares be purchased under the program?

General. Computershare will attempt to buy Home Depot common stock in the open market through a registered broker-dealer at least twice each week, typically each Tuesday and Thursday.

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If you are investing by mail, Computershare must receive your physical check at least two business days prior to an investment date. Optional cash investments not received before the applicable investment date deadline will be applied to purchase shares on the following investment date.

•	If you are investing online, please refer to your confirmation page for the estimated debit and investment date for your one-time deduction.

Computershare will commingle all funds received from participants. If the Tuesday or Thursday is not a day on which the New York Stock Exchange is open, then the investment will occur on the next business day. Once you have placed your order, you may not request a cash refund or otherwise change your order. No interest will be paid on funds pending investment held by Computershare.

Automatic Monthly Withdrawals. If you elect to make monthly investments through automatic withdrawals from your bank account, those investments will be made only on the last Thursday of each month. If the last Thursday of a month is not a day on which the New York Stock Exchange is open, then the investment will occur the following business day. Your account will be debited two business days prior to the investment date. For example, assuming that each day in this example is a business day, if the last day of the month is Friday, the 30th, your account would be debited on Tuesday, the 27th, for an investment on Thursday, the 29th.

Dividend Reinvestments. Computershare will combine the dividend funds of all program participants whose dividends are automatically reinvested and will generally invest such dividend funds on the dividend payment date (and any succeeding trading days necessary to complete the order). If the dividend payment date falls on a day the New York Stock Exchange is not open, then the investment will occur on the next business day. In addition, if the dividend is payable on a day that cash is to be invested, dividend funds may be commingled with any pending cash investments and a combined order may be executed.

15.	At what price will shares be purchased?

If shares are acquired in the open market, the purchase price will be the weighted average price per share for all shares purchased under the program for a given investment, whether purchased with optional cash investments, dividends or both. In some instances, filling a purchase order may require the execution of multiple trades in the market and may take more than one trading day to complete.

If shares are acquired directly from Home Depot, the purchase price will be the average of the high and low prices of Home Depot common stock on a given investment date (based on the New York Stock Exchange Composite Transaction Listing).

Home Depot expects that shares will be purchased in the open market.

16.	Will fractional shares be purchased?

If any dividend or optional cash investment is not sufficient to purchase a whole share of Home Depot common stock, a fractional share equivalent will be credited to your account. Dividends will be paid on the fraction and will be reinvested or paid in cash in accordance with your standing instructions.

17.	How are payments with “insufficient funds” handled?

In the event that any check or other deposit is returned unpaid for any reason or your predesignated bank account does not have sufficient funds for an automatic debit, Computershare will consider the request for investment of that purchase null and void. Computershare will immediately remove from your account any shares already purchased in anticipation of receiving those funds and will sell such shares. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, Computershare may sell additional shares from your account as necessary to satisfy the uncollected balance. There is a $25 charge for any check or other deposit that is returned unpaid by your bank. This fee will be collected by Computershare through the sale of the number of shares from your DepotDirect account necessary to satisfy the fee.

18.	Will interest be paid on DepotDirect accounts?

No. Interest will not be paid on amounts held pending investment.

19.	Who will hold the additional shares purchased through DepotDirect?

Shares purchased through DepotDirect are held in safekeeping in book-entry form on Computershare’s records. The number of shares (including fractional interests) held for each participant will be shown on each account statement. Keeping shares in book-entry form protects against certificate loss, theft and destruction.

20.	How may I receive a stock certificate?

You may obtain a certificate (at no cost) for some or all of your whole shares at any time by requesting Computershare to withdraw shares from your DepotDirect account. You may make such a request by going to www.computershare.com/equiserve, calling Computershare directly at 1-800-577-0177 or by using the tear-off form attached to the account statement.

Certificates are normally issued to participants within five business days after receipt of the request. Issuing a certificate for shares held in your DepotDirect account does not affect the automatic reinvestment of your dividends unless you withdraw all of the shares held in your DepotDirect account. Please refer to Question 26 for instructions on closing your DepotDirect account. No certificates will be issued for fractional shares of common stock; instead, the then current market value of any fractional share sold, less any processing fee, will be paid in cash.

21.	How do I replace a lost, stolen or destroyed stock certificate?

If your stock certificate is lost, stolen or destroyed, you should notify Computershare immediately so that a stop transfer can be placed on the certificate. You should provide as much specific information about the certificate in question as possible in order to assist Computershare in identifying which certificate to place a stop against (ex. certificate number, number of shares, date issued, etc.). Computershare will send you the forms necessary for issuing a replacement certificate. Please note that there is a premium of approximately 3% of the market value of the shares (minimum of $20.00) charged to purchase the replacement indemnity bond.

22.	May I add my certificate shares of Home Depot common stock to my program account for safekeeping?

At the time of enrollment in the program or at any later time, you may use the program’s share certificate safekeeping service to deposit with Computershare any Home Depot common stock certificates in your possession and registered in your name. To combine shares held in certificate form with shares held through your DepotDirect account, you must complete the tear-off section of the account statement and submit it, or a letter of instruction, with your certificates to Computershare at the address provided in Question 27. You should not sign the certificate(s) or complete the assignment section. There is no charge for this service. Since you bear the risk of loss in transit, you should send your stock certificates by registered mail, return receipt requested and insured for 3% of the market value, or by some other form of traceable delivery.

Shares held through your DepotDirect account will be protected against certificate loss, theft and damage.

23.	How may I sell shares I hold through the program?

You can sell some or all of the shares held in your DepotDirect account by contacting Computershare. If the dollar value of the sale is expected to be equal to or less than $100,000, you may contact Computershare online at www.computershare.com/equiserve or you may call Computershare directly at 1-800-577-0177. If the dollar value of the sale is expected to exceed $100,000, you must submit your request in writing. You can do this by completing and submitting the tear-off portion of the account statement. In addition, you must submit a written request to sell shares if you have changed your address within 30 days of the sale request. Computershare will cause your shares to be sold on the open market within five business days of receipt of your request. Computershare may combine your shares to be sold with those of other program participants selling shares at the same time. The sales price per share will be the weighted average price per share received by Computershare for all sales made for that day (and any succeeding days necessary to complete the sale order). Once sold, Computershare will send you the proceeds, less a service charge of $10 and applicable processing fees. Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled.

Computershare reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the program are sold and no one, other than Computershare, will select the broker(s) or dealer(s) through or from whom sales are to be made.

You should be aware that the price of Home Depot common stock may rise or fall during the period between a request for sale, its receipt by Computershare and the ultimate sale on the open market. Instructions sent to Computershare to sell shares are binding and may not be rescinded. If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a broker of your own choosing and sell them through that broker.

24.	Can I transfer shares that I hold in the program to someone else?

Yes. You may transfer ownership of some or all of your shares held through DepotDirect. You may call Computershare at 1-800-577-0177 for complete transfer instructions or go to www.computershare.com/equiserve to download the appropriate materials. You will be asked to send Computershare written transfer instructions and your signature must be “Medallion Guaranteed” by a financial institution. Most banks and brokers participate in the Medallion Guarantee Program. The Medallion Guarantee Program ensures that the individual signing is in fact the owner of the shares to be transferred. A notary is not sufficient.

You may transfer shares to new or existing Home Depot shareholders. However, a new DepotDirect account will not be opened for a transferee as a result of a transfer of less than one full share.

25.	I’ve just moved. How can I request a change of address or update other personal data?

It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data, please call Computershare at 1-800-577-0177 or write to them at the address provided in Question 27. You can also update your personal data through Computershare’s online services at www.computershare.com/equiserve.

26.	How may I modify or close my DepotDirect account?

•	Changing your reinvestment option to “Reinvest All Your Dividends.”

Program participants who previously elected not to reinvest their dividends may elect to begin reinvestment at any time. Such requests can be made online, over the telephone or in writing. By changing your option, Computershare will apply all of your dividends on Home Depot common stock toward the purchase of more shares of Home Depot common stock. In order to be effective for a particular dividend, Computershare must receive your request on or prior to the record date associated with such dividend. If your request is received after the record date, your dividend will not be reinvested. Instead, you will either receive your dividend by check or by a direct deposit into your bank account consistent with your previous election. Your election to fully reinvest your dividend will be effective for each dividend subsequently declared. Record dates are usually 10 business days prior to dividend payment dates.

•	Closing your DepotDirect account.

You may close your DepotDirect account by:

(d)	Requesting Computershare to move your whole shares in book-entry form into the Direct Registration System, or DRS. The DRS allows you to maintain your whole shares in book-entry form on the records of Home Depot. Shares held in book-entry have all the traditional rights and privileges as shares held in certificate form. If you move all of your shares into DRS, no fractional shares will be moved into DRS. Instead, a check will be issued for the then current market value of any fractional share, less any applicable processing fees.

(e)	Requesting Computershare to issue a stock certificate for all of your whole shares and a check for the value of any fractional share.

(f)	Requesting Computershare to sell the shares held in your program account on the open market and remit you a check for the proceeds for all full and fractional shares, less a service charge of $10 and applicable processing fees. See Question 23 for additional information on sales.

In order to be effective for a particular dividend, Computershare must receive a request to close your DepotDirect account at least five business days prior to the dividend payment date.

27.	Who administers DepotDirect? How do I contact them?

Computershare Trust Company, N.A. is the Program Administrator. Computershare Shareholder Services, Inc. acts as service agent for Computershare Trust Company, N.A. Computershare directs the purchase of Home Depot common stock acquired under DepotDirect, holds such shares of common stock, keeps records, sends statements of account activity to participants and performs other related duties.

You may contact Computershare by:

•	Internet: www.computershare.com/equiserve

•	Telephone: 1-800-577-0177

•	Mail: DepotDirect

          c/o Computershare

          P.O. Box 43016

          Providence, RI 02940-3016

Customer service representatives are available between the hours of 9:00 A.M. and 5:00 P.M. Eastern Time, Monday through Friday.

28.	What reports will I receive?

Easy to read statements of your calendar year-to-date account activity will be sent to you promptly after the settlement of each transaction, which will simplify your record keeping. Each statement will show the amount invested, the purchase or sale price, the number of shares purchased or sold and the applicable service charges, as well as any activity associated with share deposits, transfers or withdrawals. These statements are a record of your program account activity and identify your cumulative share position. Please notify Computershare promptly if your address changes.

In addition, you will receive copies of the same communications sent to all other holders of Home Depot common stock, such as annual reports and proxy statements. You will also receive any Internal Revenue Service information returns, if required. If you prefer, you may consent to receive Home Depot materials electronically over the Internet. Instead of receiving materials by mail, you will receive an electronic notice to the e-mail address of record, notifying you of the availability of Home Depot materials and instructing you on how to view and act on them. In addition, you can review your current account status, program options and transaction history online at any time at www.computershare.com/equiserve.

Please retain all transaction statements for tax purposes as there may be a fee for reconstructing past history.

29.	What if Home Depot issues a stock dividend or declares a stock split or rights offering?

Any stock dividends or split shares of common stock distributed by Home Depot to you will be based on both the shares of common stock registered in your name in certificate form and the shares (whole and fractional) credited to your program account. Such stock dividend or stock split shares will be added to your DepotDirect account in book-entry form. You will receive a statement indicating the number of shares or dividends earned as a result of the transaction. In the event of a rights offering, you will receive rights based upon the total number of whole shares you own, whether the shares are held in the form of a physical certificate or held in a DepotDirect account.

30.	How do I vote my DepotDirect shares at shareholders’ meetings?

In connection with any meeting of Home Depot shareholders, you will receive proxy materials either online or by mail based on your preference. Such material will include a proxy card representing both the shares for which you hold physical certificates and the shares held in your DepotDirect account. Those shares will only be voted as you indicate on your executed proxy whether submitted by telephone, online or through the mail. Fractional shares will be voted. If you sign and return the proxy card and no voting instructions are given with respect to any item on the proxy card, all of your shares will be voted in accordance with the recommendations of Home Depot’s management. This is the same procedure that is followed for all other shareholders who return signed proxy cards and do not provide instructions. If you do not return the proxy card, or if you do not sign it, none of your shares will be voted.

As an alternative to returning your proxy card, you may also vote all of your shares in person at the shareholders’ meeting.

31.	Can the program be changed?

Home Depot and Computershare may suspend, modify or terminate the program at any time. All participants will receive notice of any such suspension, modification or termination. Amendments may include an appointment by Home Depot of a successor program administrator, who will have full power and authority to deliver services pursuant to the program or any separate, replacement service program. If DepotDirect is terminated, whole shares will continue to be held in book-entry form in your program account or distributed in certificate form at the sole discretion of Home Depot. A cash payment will be made for any fraction of a share.

Computershare also may terminate your DepotDirect account if you do not own at least one whole share. In the event your DepotDirect account is terminated for this reason, a check for the cash value of the fractional share will be sent to you and your account will be closed.

32.	What are the responsibilities of Home Depot and Computershare under DepotDirect?

Neither Home Depot nor Computershare will be liable for any act or omission to act, which was done in good faith, including any claim of liability (1) arising out of the failure to cease reinvestment of dividends for a participant’s account upon the participant’s death prior to receipt of notice in writing of the death along with a request to cease dividend reinvestment participation from a qualified representative of the deceased, and (2) with respect to the prices or times at which shares are purchased or sold for you. Computershare will have no liability for failed executions due to reasons beyond Computershare’s control.

You should recognize that neither Home Depot nor Computershare can assure you of a profit or protect you against a loss on shares purchased through DepotDirect. You must make independent investment and participation decisions based on your own judgment and research as you alone bear the risk of fluctuations in the market value of Home Depot common stock. You bear the risk of loss in value and you enjoy the benefits of gains from market price changes with respect to all of your shares.

Although Home Depot currently contemplates the continuation of quarterly dividends, the payment of dividends is subject to the discretion of Home Depot’s Board of Directors and will depend upon future earnings, the financial condition of Home Depot and other factors. Additionally, dividends may increase and decrease.

33.	What are the federal income tax consequences of participating in the program?

Participants in the program are advised to consult their own tax advisors with respect to the tax consequences of participation in DepotDirect (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to their particular situations.

Cash dividends reinvested under the program will be taxable for U.S. federal income tax purposes as having been received by you even though you have not actually received them in cash. The total amount of dividends paid to you during the year, whether or not they are reinvested, will be reported to you and the U.S. Internal Revenue Service shortly after the close of each year.

You will not realize gain or loss for U.S. federal income tax purposes upon a transfer of shares to your DepotDirect account or the withdrawal of whole shares from your account. You will, however, generally realize gain or loss upon the receipt of cash for fractional shares held in the program. You will also realize gain or loss when shares are sold. The amount of gain or loss will be the difference between the amount that you receive for the shares sold and your tax basis in the shares. Your tax basis will generally equal the amount you paid for the shares (i.e., the optional cash investment and/or cash dividend plus any service charges and processing fees paid by you). In order to determine the tax basis for shares in your account, you should retain all account transaction statements.

Program participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax on dividends paid on shares held in the program. Where applicable, this withholding tax generally is imposed at the rate of 30%, but this rate may be reduced by treaty between the U.S. and the country in which the participant resides. Any amount withheld will reduce the amount of dividends that will be reinvested on your behalf.

Dividends paid on shares, and the proceeds of any sale of shares, in DepotDirect accounts may be subject to “the backup withholding” provisions of the Internal Revenue Code. If you fail to furnish a properly completed Form W-9 or its equivalent, unless you are exempt from the withholding requirements described in Section 3406 of the Internal Revenue Code, then Computershare must withhold 28% (or the current backup withholding rate) from the amount of dividends, the proceeds of the sale of a fractional share and the proceeds of any sale of whole shares. In the event that you are subject to backup withholding, the amount of dividends that will be reinvested on your behalf will be reduced by the amount of such backup withholding.

WHERE YOU CAN FIND MORE INFORMATION

Home Depot files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and may also be accessed through our website at http://www.homedepot.com. You may also read and copy any document we file with the SEC at the SEC’s following public reference facilities:

Public Reference Room	New York Regional Office	Chicago Regional Office
100 F Street, N.E.	233 Broadway	Citicorp Center
Room 1580	New York, New York	500 West Madison Street
Washington, D.C. 20549	10279	Suite 1400
Chicago, Illinois 60661-2511

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus constitutes part of a registration statement on Form S-3 filed by Home Depot under the Securities Act of 1933. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated.

We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

(1)	our Annual Report on Form 10-K for the year ended January 30, 2005, filed April 11, 2005;

(2)	our Quarterly Report on Form 10-Q for the quarter ended May 1, 2005, filed June 2, 2005;

(3)	our Quarterly Report on Form 10-Q for the quarter ended July 31, 2005, filed September 1, 2005;

(4)	our Quarterly Report on Form 10-Q for the quarter ended October 30, 2005, filed December 1, 2005;

(5)	our Current Reports on Form 8-K filed February 1, 2005, February 24, 2005, March 23, 2005, May 17, 2005, May 27, 2005, June 3, 2005, July 29, 2005, August 19, 2005, September 14, 2005, November 22, 2005, December 16, 2005 and February 3, 2006; and

(6)	the section entitled “Description of Common Stock” in our Form 8-A, filed on August 24, 1981.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus and prior to the time we sell all of the shares of common stock offered by this prospectus:

•	reports filed under Section 13(a) and (c) of the Exchange Act;

•	definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders’ meeting; and

•	any reports filed under Section 15(d) of the Exchange Act.

Please note that we will not incorporate by reference into this prospectus any information furnished to the SEC after the date of this prospectus.

You can obtain any of the filings incorporated by reference in this document through us, or from the SEC through the SEC’s web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

The Home Depot, Inc.

2455 Paces Ferry Road, N.W.

Atlanta, Georgia 30339-4024

Attention: Investor Relations

Telephone: 770-384-4388

USE OF PROCEEDS

Home Depot will receive proceeds from the purchase of common stock through DepotDirect only to the extent that such purchases are made directly from Home Depot, and not from open market purchases by Computershare. Any proceeds received by us (which cannot be estimated), will be used for general corporate purposes.

LEGAL OPINIONS

Jonathan M. Gottsegen, Director, Corporate and Securities Practice Group of The Home Depot, Inc. will pass on the legality of the shares of common stock described in this prospectus. Mr. Gottsegen is a full-time employee of The Home Depot and participates in various employee stock-based benefit plans.

EXPERTS

The consolidated financial statements of The Home Depot, Inc. as of January 30, 2005 and February 1, 2004, and for each of the years in the three-year period ended January 30, 2005, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of January 30, 2005 have been incorporated by reference herein and in the registration statement in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of that firm as experts in accounting and auditing.